Exhibit 23.1

                          L.L. Bradford & Company, LLC
                              3441 S Eastern Avenue
                             Las Vegas, Nevada 89109

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Board of Directors
Green Plains Renewable Energy, Inc.

We consent to the use in this Registration Statement on Form S-1, File No. 333-121321, of Green Plains Renewable Energy, Inc. of our report dated December 3, 2004, except as to the effects of the restatements as described in Note 5, as to which the date is January 31, 2005, with respect to the balance sheet of Green Plains Renewable Energy, Inc. as of November 30, 2004, and related statements of operations, stockholders' equity, and cash flows for the period from June 29, 2004 (Inception) through November 30, 2004, included herein.

We also consent to the reference to our firm under the headings "Experts".

/s/ L.L. Bradford & Company, LLC

Las Vegas, Nevada
February 24, 2005